                                                                    EXHIBIT 99.2


                                                                    NEWS RELEASE



[LOGO OF INDUSTRIAL DATA SYSTEMS CORPORATION]



FOR IMMEDIATE RELEASE      CONTACT:   INVESTOR RELATIONS
                                      (281) 821-3200 (X 215) OR
                                      (281) 209-2409 fax

           IDS SIGNS MERGER AGREEMENT WITH PETROCON ENGINEERING, INC.

(Houston, August 1, 2001) -- Industrial Data Systems Corporation (AMEX: IDS) today announced that it has signed a definitive merger agreement with Petrocon Engineering, Inc. ("PEI"), a privately-held, full service, international engineering and control systems firm with 2000 revenues of approximately $68 million. The two companies previously announced, on April 3, 2001, the signing of a Letter of Intent relating to their proposed merger. It is expected that this transaction will close during the fourth quarter of 2001, subject to regulatory approvals, shareholder approvals and satisfaction of other closing requirements as stipulated in the merger agreement.

William A. Coskey, Chairman and CEO of IDS, commented, "The mission will now be to realize the many strategic benefits made possible by combining our two companies. I look forward to working with associates from both IDS and PEI to create a unified company in which we can all take pride. On a pro forma basis with Petrocon, our 2002 revenues may approach the $100 million level. As a public company, we should now have a focused, growth story to share with customers, stockholders and the investment community."

Also commenting on the merger, Mike Burrow, Chairman, President and CEO of Petrocon stated, "PEI and IDS have already started working together on prospective projects with clients who need our combined capabilities. I am enthused about the prospects for growing together with IDS to attract more customers who see the strategic advantages of dealing with a firm which covers a larger segment of the energy business."

The transaction will be effected as a stock for stock exchange, with PEI surviving as an indirect wholly owned subsidiary of IDS. Under the terms of the merger agreement, IDS will issue 9.8 million shares of its common stock in return for 100% of PEI shares. In addition, a significant PEI creditor has agreed to convert approximately $9 million of PEI debt into 2.5 million shares of newly issued IDS Series A Convertible Preferred Stock (convertible into approximately 1,050,000 shares of IDS Common Stock), in addition to receiving cash and a promissory note. The Boards of Directors of both companies have unanimously approved the transaction, which is expected to be presented for IDS and PEI shareholder approval early in the fourth quarter of this year.

Industrial Data Systems Corporation plans to file with the SEC a Registration Statement on Form S-4 in connection with the transaction, and IDS and Petrocon plan to mail their stockholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and Proxy Statement/Prospectus will contain important information about Industrial Data Systems Corporation and Petrocon Engineering, Inc., the transaction and related matters. Investors and security holders are urged to read the Registration Statement and Proxy Statement/Prospectus carefully when they are available.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Industrial Data Systems Corporation through the web site maintained by the SEC at http://www.sec.gov. Furthermore, investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from IDS by contacting IDS Investor Relations at (281) 821-3200, extension 215.

Industrial Data Systems Corporation and Petrocon Engineering, Inc., and their respective directors, officers and certain members of their management and employees may be soliciting proxies from Industrial Data Systems Corporation or Petrocon Engineering, Inc.'s stockholders in connection with the transaction. A description of any interests that Industrial Data Systems Corporation and Petrocon Engineering, Inc.'s directors and executive officers have in the transaction and their security holdings will be available in the Registration Statement and the Proxy Statement/Prospectus.

About Petrocon Engineering, Inc.

Petrocon provides a broad range of services to the refining, chemical, petrochemical, exploration, production, co-generation, manufacturing, process control and advanced automation sectors. Petrocon subsidiaries include: Petrocon Construction Resources, Inc., which focuses on field inspection services, process plant operations and construction management; Petrocon Systems, Inc., which is a full service control systems integration and advanced automation technology company; Triangle Engineers and Constructors, Inc., which provides engineering, design and construction services to refining, chemical and petrochemical industries; and RPM Engineering, Inc./Barnard and Burk Industries, a full service multi-discipline engineering company located in Baton Rouge, Louisiana with more than a 50 year history of providing quality engineering services. Petrocon, with approximately 800 employees and 2000 revenues of $68 million, has offices in Houston and Beaumont, Texas and Baton Rouge and Lake Charles, Louisiana. Petrocon's CEO, Mike Burrow, has completed 18 acquisitions of engineering services companies during his career. Further information about the company is available at http://www.petrocon.com.

About Industrial Data Systems Corporation

Industrial Data Systems Corporation is a service provider and specialty manufacturer, which through its largest subsidiary, provides engineering and control system services for pipeline and production facilities. Based in Houston, Texas, IDS has approximately 175 employees and 2000 revenues of $17 million. IDS provides consulting services to the pipeline and process industries for development, management and turnkey execution of engineering projects. Manufactured products include conditioned power systems and HVAC equipment. Further information about the company is available at http://www.idscorporation.com.

Safe Harbor for Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements, including, without limitation, statements containing the words, "believes," "anticipates," "expects" and words of similar import, other statements about Industrial Data Systems Corporation and Petrocon Engineering, Inc.'s managements' future expectations, beliefs, goals, plans and prospects, and statements regarding the likelihood and timing of the closing of the merger, the expected benefits and synergies of the merger, the ability of the combined company to successfully provide products and services after the merger, and the future growth of the markets served by the companies. Such forward-looking statements have known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Industrial Data Systems Corporation, Petrocon Engineering, Inc, the combined company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: risks associated with difficulties in successfully integrating Industrial Data Systems Corporation and Petrocon Engineering, Inc.'s businesses and technologies; costs related to the merger; failure to obtain required director, stockholder or regulatory approvals of the merger; failure of the combined company to retain and hire key executives, technical personnel and other employees; difficulty of successfully managing a large organization; potential inability to maintain business relationships with clients and suppliers, rapid technological changes; competition in the consulting engineering industry; consolidation and cost pressures in the industry, and other risk factors. Reference is hereby made to cautionary statements set forth in the Company's Form 10-KSB for the year ended December 31, 2000, Form 10-QSB for the quarters ended March 31, 2001, June 30, 2000 and September 30, 2000, current Forms 8-K, and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof and Industrial Data Systems Corporation and Petrocon Engineering, Inc. do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.